Entravision Communications

Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2020 RESULTS

- Reports Quarter Over Quarter Net Income Attributable to Common Stockholders Growth of 176% -

- Reports Quarter Over Quarter Consolidated Adjusted EBITDA Growth of 195% -

- Reports Quarter Over Quarter Operating Cash Flow Growth of 369% -

- Reports Quarter Over Quarter Free Cash Flow Growth of 495% -

- Quarterly Cash Dividend of $0.025 Per Share -

SANTA MONICA, CALIFORNIA, March 11, 2021 – Entravision Communications Corporation (NYSE: EVC) today reported unaudited financial results for the three- and twelve-month periods ended December 31, 2020.

“Entravision capped off a very challenging year with an exceptionally strong fourth quarter,” said Walter F. Ulloa, Chairman and Chief Executive Officer. “In addition to achieving record political revenues in the fourth quarter of 2020, our digital business expanded significantly and was up 424% over the prior-year period due in large part to our acquisition of a majority interest in Cisneros Interactive. Importantly, all three of our business segments grew in the fourth quarter of 2020 compared to the prior year, positioning us well for 2021.”

Mr. Ulloa continued, “This past quarter, as we focused on streamlining our cost structure to maintain the stability of our business, we also made great progress in strengthening our digital segment. In November, we appointed industry veteran and member of our Board of Directors Juan Saldívar as our new Chief Digital, Strategy and Accountability Officer. Juan’s appointment followed a number of strategic moves in 2020 to strengthen our portfolio of digital assets, including both the formation of Entravision Digital and our majority investment in Cisneros Interactive. We will continue to build upon our digital offerings, while also maintaining and strengthening our television and radio segments.”

Unaudited historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to its most directly comparable GAAP financial measure is included beginning on page 12. Unaudited financial highlights are as follows:

Entravision Communications

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
Net revenue	$171,683	$70,838	142%	$344,026	$273,575	26%
Cost of revenue - digital (1)	85,326	10,314	727%	106,928	36,757	191%
Operating expenses (2)	45,945	44,169	4%	153,313	173,377	(12)%
Corporate expenses (3)	9,296	7,887	18%	27,807	28,067	(1)%
Foreign currency (gain) loss	(1,725)	(223)	674%	(1,052)	754	*

Consolidated adjusted EBITDA (4)	32,646	11,056	195%	60,419	41,209	47%

Free cash flow (5)	$28,641	$4,813	495%	$43,029	$8,292	419%

Net income (loss)	$22,851	$7,360	210%	$(1,387)	$(19,712)	(93)%
Net (income) loss attributable to redeemable noncontrolling interest	$(2,523)	$-	*	$(2,523)	$-	*
Net income (loss) attributable to common stockholders	$20,328	$7,360	176%	$(3,910)	$(19,712)	(80)%

Net income (loss) per share attributable to common stockholders, basic and diluted	$0.24	$0.09	167%	$(0.05)	$(0.23)	(78)%

Weighted average common shares outstanding, basic	84,297,592	84,226,135		84,231,212	85,107,301
Weighted average common shares outstanding, diluted	85,985,630	85,449,374		84,231,212	85,107,301

(1)

Cost of revenue – digital consists primarily of the costs of online media acquired from third-party publishers. Media cost is classified as cost of revenue in the period in which the corresponding revenue is recognized.

(2)

For purposes of presentation in this table, the operating expenses line item includes direct operating and selling, general and administrative expenses. Included in operating expenses are $0.9 million and $0.4 million of non-cash stock-based compensation for the three-month periods ended December 31, 2020 and 2019, respectively, and $1.2 million and $0.7 million of non-cash stock-based compensation for the twelve-month periods ended December 31, 2020 and 2019, respectively. Also for purposes of presentation in this table, the operating expenses line item does not include corporate expenses, foreign currency (gain) loss, depreciation and amortization, impairment charge, gain (loss) on sale of assets, gain (loss) on debt extinguishment, other income (loss) and change in fair value of contingent consideration.

(3)

Corporate expenses include $1.9 million and $1.5 million of non-cash stock-based compensation for the three-month periods ended December 31, 2020 and 2019, respectively, and $3.9 million and $3.6 million of non-cash stock-based compensation for the twelve-month periods ended December 31, 2020 and 2019, respectively.

(4)

Consolidated adjusted EBITDA means net income (loss) plus gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, other operating gain (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, revenue from the Federal Communications Commission, or FCC, spectrum incentive auction less related expenses, expenses associated with investments, EBITDA attributable to redeemable noncontrolling interest, acquisitions and dispositions and certain pro-forma cost savings. We use the term consolidated adjusted EBITDA because that measure is defined in the agreement governing our current credit facility (“the 2017 Credit Facility”) and does not include gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, revenue from FCC spectrum incentive auction less related expenses, expenses associated with investments, EBITDA attributable to redeemable noncontrolling interest, acquisitions and dispositions and certain pro-forma cost savings.

(5)

Free cash flow is defined as consolidated adjusted EBITDA less cash paid for income taxes, net interest expense, capital expenditures and non-recurring cash expenses plus dividend income, and other operating gain (loss). Net interest expense is defined as interest expense, less non-cash interest expense relating to amortization of debt finance costs, and less interest income.

Quarterly Cash Dividend

As previously announced by the Company on March 3, 2021, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of $0.025 per share on the Company's Class A, Class B and Class U common stock, in an aggregate amount of approximately $2.1 million. The quarterly dividend will be payable on March 31, 2021 to shareholders of record as of the close of business on March 16, 2021, and the common stock will trade ex-dividend on March 15, 2021. The Company currently anticipates

Entravision Communications

that future cash dividends will be paid on a quarterly basis; however, any decision to pay future cash dividends will be subject to approval by the Board.

Expects to File Form 12b-25 for Extension of Filing Deadline for 2020 Form 10-K

The Company also announced today that it expects to file a notification of late filing on Form 12b-25 with the Securities and Exchange Commission, which provides an automatic 15-day extension of the filing deadline for its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”), to March 31, 2021. The Company expects to file the 2020 Form 10-K as soon as practicable within the extension period.

Unaudited Financial Results

The financial results included in this press release are unaudited and represent the most current information available to management. The Company’s independent registered public accounting firm has informed the Company that they have not completed their audit procedures as of the date of this press release. During the course of the completion of these audit procedures, items may be identified that would require the Company to make adjustments which could result in material changes to the Company’s unaudited financial results included in this press release. Consequently, the unaudited financial results included in this press release should not be viewed as substitutes for the Company’s audited results that will be included in the Company’s Annual Report on Form 10-K.  Unaudited financial results are as follows:

Three-Month Period Ended December 31, 2020 Compared to Three-Month Period Ended December 31, 2019

(Unaudited)

	Three Months Ended
	December 31,
	2020	2019	% Change
Net revenue	171,683	70,838	142%
Cost of revenue - digital (1)	85,326	10,314	727%
Operating expenses (1)	45,945	44,169	4%
Corporate expenses (1)	9,296	7,887	18%
Depreciation and amortization	4,963	4,236	17%
Change in fair value of contingent consideration	—	(4,102)	(100)%
Impairment charge	200	654	(69)%
Foreign currency (gain) loss	(1,725)	(223)	674%
Other operating (gain) loss	(1,346)	(829)	62%

Operating income (loss)	29,024	8,732	232%
Interest expense, net	(1,474)	(2,350)	(37)%
Dividend income	2	171	(99)%
Gain (loss) on debt extinguishment	—	(255)	(100)%

Income before income taxes	27,552	6,298	337%

Income tax (expense) benefit	(4,701)	1,107	*

Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	22,851	7,405	209%
Equity in net income (loss) of nonconsolidated affiliates	—	(45)	(100)%

Net income (loss)	22,851	7,360	210%
Net (income) loss attributable to redeemable noncontrolling interest	(2,523)	—	*
Net income (loss) attributable to common stockholders	$20,328	$7,360	176%

(1)	Cost of revenue, operating expenses and corporate expenses are defined on page 1.

Net revenue increased to $171.7 million for the three-month period ended December 31, 2020 from $70.8 million for the three-month period ended December 31, 2019, an increase of approximately $100.9 million. Of the overall increase, approximately $13.6 million was attributable to our television segment and was primarily due to increases in political advertising revenue and an increase

Entravision Communications

in national advertising revenue, partially offset by a decrease in local advertising revenue. The decrease in local advertising revenue was primarily a result of the continuing economic crisis resulting from the COVID-19 pandemic, ratings declines, competitive factors with another Spanish-language broadcaster, and changing demographic preferences of audiences. We have previously noted a trend for advertising to move increasingly from traditional media, such as television, to new media, such as digital media, and we expect this trend to continue. Additionally, approximately $84.9 million of the overall increase was attributable to our digital segment and was primarily due to the acquisition of a majority interest in Cisneros Interactive during the fourth quarter of 2020, which did not contribute to net revenue in prior periods, partially offset by a decrease in advertising revenue as a result of declines in pre-acquisition digital revenue, and the continuing economic crisis resulting from the COVID-19 pandemic.  We have previously noted a trend in our domestic digital operations whereby revenue is shifting more to programmatic revenue, and this trend is now growing in markets outside the United States. As a result, advertisers are demanding more efficiency and lower cost from intermediaries like us.  In response to this trend, we are offering programmatic alternatives to advertisers, which is putting pressure on margins. We expect this trend will continue in future periods, likely resulting in a permanent higher volume, lower margin business in our digital segment. The digital advertising industry remains dynamic and is continuing to undergo rapid changes in technology and competition. We expect this trend to continue and possibly accelerate. We must continue to remain vigilant to meet these dynamic and rapid changes including the need to further adjust our business strategies accordingly. No assurances can be given that such adjustments will be successful. Additionally, approximately $2.3 million of the overall increase was attributable to our radio segment and was primarily due to an increase in political advertising revenue and an increase in national advertising revenue, partially offset by decreases in local advertising revenue. The decrease in local advertising revenue was primarily a result of the continuing economic crisis resulting from the COVID-19 pandemic, ratings declines and competitive factors with other Spanish-language broadcasters, and changing demographic preferences of audiences. We have previously noted a trend for advertising to move increasingly from traditional media, such as radio, to new media, such as digital media, and we expect this trend to continue. This trend has had a more significant impact on our radio revenue as compared to television revenue, and we expect that this trend will also continue.

Cost of revenue in our digital segment increased to $85.3 million for the three-month period ended December 31, 2020 from $10.3 million for the three-month period ended December 31, 2019, an increase of $75.0 million, primarily due to increased costs of revenue associated with Cisneros Interactive during the fourth quarter of 2020, following its acquisition during the fourth quarter of 2020, which did not incur cost of revenue for us in prior periods.

Operating expenses increased to $45.9 million for the three-month period ended December 31, 2020 from $44.2 million for the three-month period ended December 31, 2019, an increase of $1.7 million. Of the overall increase, approximately $0.7 million was attributable to our television segment and was primarily due to expenses associated with the increase in political and national advertising revenue, partially offset by decreases in salary expense associated with furloughs and layoffs. Additionally, approximately $4.1 million of the overall increase was attributable to our digital segment primarily due to the acquisition of a majority interest in Cisneros Interactive during the fourth quarter of 2020, which did not incur direct operating expenses for us in prior periods, partially offset by decreases in salary expense associated with furloughs and layoffs, and expenses associated with the decrease in advertising revenue as a result of declines in pre-acquisition digital revenue. The overall increase was partially offset by a decrease of approximately $3.1 million attributable to our radio segment and was primarily due to decreases in salary expense associated with furloughs and layoffs, and payroll tax expense.

Corporate expenses increased to $9.3 million for the three-month period ended December 31, 2020 from $7.9 million for the three-month period ended December 31, 2019, an increase of $1.4 million. The increase was primarily due to retroactive restoration and payments of previously reduced salaries to the levels prior to the reduction in salaries due to the COVID-19 pandemic.

Our historical revenues have primarily been denominated in U.S. dollars, and the majority of our current revenues continue to be, and are expected to remain, denominated in U.S. dollars. However, our operating expenses are generally denominated in the currencies of the countries in which our operations are located, and we have operations in countries other than the United States, primarily those operations related to our digital business. As a result, we have operating expense, attributable to foreign currency, that is primarily related to the operations related to our digital business. We had a foreign currency gain of $1.7 million for the three-month period ended December 31, 2020 compared to a foreign currency gain of $0.2 million for the three-month period ended December 31, 2019. Foreign currency gain was primarily due to currency fluctuations that affected our digital segment operations located outside the United States.

Impairment charge related to certain FCC licenses in our radio reporting unit was $0.2 million for the three-month period ended December 31, 2020. Impairment charge related to indefinite life intangible assets in our television and radio reporting units was $0.7 million for the three-month period ended December 31, 2019.

Entravision Communications

Twelve-Month Period Ended December 31, 2020 Compared to Twelve-Month Period Ended December 31, 2019

(Unaudited)

	Twelve Months Ended
	December 31,
	2020	2019	% Change
Net revenue	344,026	273,575	26%
Cost of revenue - digital (1)	106,928	36,757	191%
Operating expenses (1)	153,313	173,377	(12)%
Corporate expenses (1)	27,807	28,067	(1)%
Depreciation and amortization	17,282	16,648	4%
Change in fair value of contingent consideration	—	(6,478)	(100)%
Impairment charge	40,035	32,097	25%
Foreign currency (gain) loss	(1,052)	754	*
Other operating (gain) loss	(6,895)	(5,994)	15%

Operating income (loss)	6,608	(1,653)	(500)%
Interest expense, net	(6,517)	(10,330)	(37)%
Dividend income	28	918	(97)%
Gain (loss) on debt extinguishment	—	(255)	(100)%

Income before income taxes	119	(11,320)	*
Income tax (expense) benefit	(1,506)	(8,158)	(82)%

Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	(1,387)	(19,478)	(93)%
Equity in net income (loss) of nonconsolidated affiliates	—	(234)	(100)%

Net income (loss)	(1,387)	(19,712)	(93)%
Net (income) loss attributable to redeemable noncontrolling interest	(2,523)	—	*
Net income (loss) attributable to common stockholders	$(3,910)	$(19,712)	(80)%

(1)	Cost of revenue, operating expenses and corporate expenses are defined on page 1.

Net revenue increased to $344.0 million for the year ended December 31, 2020 from $273.6 million for the year ended December 31, 2019, an increase of approximately $70.4 million. Of the overall increase, approximately $4.8 million was attributable to our television segment and was primarily due to increases in political advertising revenue and retransmission consent revenue, partially offset by decreases in local and national advertising revenue and revenue from spectrum usage rights. The decrease in local and national advertising revenue was primarily a result of the continuing economic crisis resulting from the COVID-19 pandemic, ratings declines, competitive factors with another Spanish-language broadcaster, and changing demographic preferences of audiences. We have previously noted a trend for advertising to move increasingly from traditional media, such as television, to new media, such as digital media, and we expect this trend to continue. Additionally, approximately $74.4 million of the overall increase was attributable to our digital segment and was primarily due to the acquisition of a majority interest in Cisneros Interactive during the fourth quarter of 2020, which did not contribute to net revenue in prior periods, partially offset by a decrease in advertising revenue as a result of declines in pre-acquisition digital revenue, and the continuing economic crisis resulting from the COVID-19 pandemic.  We have previously noted a trend in our domestic digital operations whereby revenue is shifting more to programmatic revenue, and this trend is now growing in markets outside the United States. As a result, advertisers are demanding more efficiency and lower cost from intermediaries like us.  In response to this trend, we are offering programmatic alternatives to advertisers, which is putting pressure on margins. We expect this trend will continue in future periods, likely resulting in a permanent higher volume, lower margin business in our digital segment. The digital advertising industry remains dynamic and is continuing to undergo rapid changes in technology and competition. We expect this trend to continue and possibly accelerate. We must continue to remain vigilant to meet these dynamic and rapid changes including the need to further adjust our business strategies accordingly. No assurances can be given that such adjustments will be successful. The overall increase in net revenue was partially offset by a decrease of approximately $8.7 million attributable to our radio segment and was primarily due to decreases in local and national advertising revenue, partially offset by an increase in political advertising revenue. The decrease in local and national advertising revenue was primarily a result of the continuing economic crisis resulting from the COVID-19 pandemic, ratings declines and competitive factors with other Spanish-language broadcasters, and changing demographic preferences of audiences. We have previously noted a trend for advertising to move increasingly from traditional media, such as radio, to new media, such as digital media, and we expect this trend to continue. This trend has had a more significant impact on our radio revenue as compared to television revenue, and we expect that this trend will also continue.

Entravision Communications

Cost of revenue in our digital segment increased to $106.9 million for the year ended December 31, 2020 from $36.8 million for the year ended December 31, 2019, an increase of $70.1 million, primarily due to increased costs of revenue associated with Cisneros Interactive during the fourth quarter of 2020, following its acquisition during the fourth quarter of 2020, which did not incur cost of revenue for us in prior periods.

Operating expenses decreased to $153.3 million for the year ended December 31, 2020 from $173.4 million for the year ended December 31, 2019, a decrease of approximately $20.1 million. Of the overall decrease, approximately $3.5 million was attributable to our television segment and was primarily due to decreases in salary expense associated with furloughs and layoffs, payroll tax expense and expenses associated with the decrease in local and national advertising revenue. Additionally, approximately $1.7 million of the overall decrease was attributable to our digital segment primarily due to decreases in salary expense associated with furloughs and layoffs, and expenses associated with the decrease in advertising revenue as a result of declines in pre-acquisition digital revenue, partially offset by an increase associated with the acquisition of a majority interest in Cisneros Interactive during the fourth quarter of 2020, which did not incur direct operating expenses for us in prior periods. Additionally, approximately $14.9 million of the overall decrease was attributable to our radio segment and was primarily due to decreases in salary expense associated with furloughs and layoffs, payroll tax expense and expenses associated with the decrease in advertising revenue.

Corporate expenses decreased to $27.8 million for the year ended December 31, 2020 from $28.1 million for the year ended December 31, 2019, a decrease of $0.3 million. The decrease was primarily due to decreases in audit fees, travel and rent expense. These decreases were partially offset by expenses for legal and financial due diligence related to the acquisition of a majority interest in Cisneros Interactive.

Our historical revenues have primarily been denominated in U.S. dollars, and the majority of our current revenues continue to be, and are expected to remain, denominated in U.S. dollars. However, our operating expenses are generally denominated in the currencies of the countries in which our operations are located, and we have operations in countries other than the United States, primarily those operations related to our digital business. As a result, we have operating expense, attributable to foreign currency, that is primarily related to the operations related to our digital business. Foreign currency gain was $1.1 million for the year ended December 31, 2020, compared to foreign currency loss of $0.8 million for the year ended December 31, 2019, primarily due to currency fluctuations that affected our digital segment operations located outside the United States.

Impairment charge related to certain FCC licenses in our television and radio reporting units was $23.5 million and $9.0 million, respectively, for the year ended December 31, 2020. Impairment charge related to goodwill in our digital reporting unit was $0.8 million for the year ended December 31, 2020. Impairment charges related to intangibles subject to amortization and property and equipment in our digital reporting unit was $5.3 million and $1.5 million, respectively, for the year ended December 31, 2020.

Impairment charge related to goodwill in our digital reporting unit was $27.7 million for the year ended December 31, 2019. Impairment charge related to indefinite life intangible assets in our television and radio reporting units was $4.2 million for the year ended December 31, 2019. We also recorded an impairment charge of $0.2 million for the year ended December 31, 2019 to reflect the fair market value of our assets held for sale.

Entravision Communications

Segment Results

The following represents selected unaudited segment information:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
Net Revenue
Television	$50,516	$36,909	37%	$154,456	$149,654	3%
Digital	104,950	20,020	424%	143,309	68,908	108%
Radio	16,217	13,909	17%	46,261	55,013	(16)%
Total	$171,683	$70,838	142%	$344,026	$273,575	26%

Cost of Revenue - Digital (1)	$85,326	$10,314	727%	$106,928	$36,757	191%

Operating Expenses (1)
Television	22,422	21,726	3%	80,893	84,416	(4)%
Digital	12,228	8,091	51%	30,631	32,261	(5)%
Radio	11,295	14,352	(21)%	41,789	56,700	(26)%
Total	$45,945	$44,169	4%	$153,313	$173,377	(12)%

Corporate Expenses (1)	$9,296	$7,887	18%	$27,807	$28,067	(1)%

Foreign currency (gain) loss	$(1,725)	$(223)	674%	$(1,052)	$754	*

Consolidated adjusted EBITDA (1)	$32,646	$11,056	195%	$60,419	$41,209	47%

(1)	Cost of revenue, operating expenses, corporate expenses, and consolidated adjusted EBITDA are defined on page 1.

Notice of Conference Call

Entravision Communications Corporation will hold a conference call to discuss its 2020 fourth quarter results on March 11, 2021 at 5 p.m. Eastern Time. To access the conference call, please dial (877) 407-9716 (U.S.) or (201) 493-6779 (Int’l) ten minutes prior to the start time and reference Conference ID number 13716833. The call will also be available via live webcast on the investor relations portion of the Company's website located at www.entravision.com.

About Entravision Communications Corporation

Entravision is a diversified global media, marketing and technology company serving clients throughout the United States and in more than 20 countries across Latin America, Europe, and Asia.  Entravision has 54 television stations and is the largest affiliate group of the Univision and UniMás television networks, and 48 Spanish-language radio stations that feature nationally recognized, award-winning talent.  Our dynamic digital portfolio includes Entravision Digital, which serves SMBs in high-density U.S. Latino markets and provides cutting-edge mobile programmatic solutions and demand-side platforms that allow advertisers to execute performance campaigns using machine-learned bidding algorithms, along with Cisneros Interactive, a leader in digital advertising solutions in the Latin American and U.S. Hispanic markets representing major technology platforms.  Shares of Entravision Class A Common Stock trade on The New York Stock Exchange under the ticker symbol: EVC. Learn more about all of our media, marketing and technology offerings at entravision.com or connect with us on LinkedIn and Facebook.

Forward Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any

Entravision Communications

forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact:

Christopher T. Young	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Entravision Communications Corporation	310-829-5400
310-447-3870	evc@addoir.com

# # #

(Financial Table Follows)

Entravision Communications

Entravision Communications Corporation

Consolidated Balance Sheets

(In thousands; unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$119,162	$33,123
Marketable securities	27,988	91,662
Restricted Cash	749	734
Trade receivables, net of allowance for doubtful accounts	141,963	71,406
Assets held for sale	2,141	950
Prepaid expenses and other current assets	15,557	11,557
Total current assets	307,560	209,432
Property and equipment, net	72,004	79,642
Intangible assets subject to amortization, net	49,412	16,772
Intangible assets not subject to amortization	216,653	252,544
Goodwill	57,849	46,511
Operating leases right of use asset	33,525	43,837
Other assets	7,643	7,462
Total assets	$744,646	$656,200

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$3,000	$3,000
Accounts payable and accrued expenses	124,150	53,931
Operating lease liabilities	7,290	9,056
Total current liabilities	134,440	65,987
Long-term debt, less current maturities, net of unamortized debt issuance costs	210,454	213,024
Long-term operating lease liabilities	31,775	41,387
Other long-term liabilities	3,732	3,371
Deferred income taxes	54,980	44,259
Total liabilities	435,381	368,028

Redeemable noncontrolling interest	33,285	—

Stockholders' equity
Class A common stock	6	6
Class B common stock	2	2
Class U common stock	1	1
Additional paid-in capital	828,813	836,170
Accumulated deficit	(551,786)	(547,876)
Accumulated other comprehensive income (loss)	(1,056)	(131)
Total stockholders' equity	275,980	288,172
Total liabilities and stockholders' equity	$744,646	$656,200

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Month Period		Twelve-Month Period
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Net revenue	$171,683	$70,838	$344,026	$273,575
Expenses:
Cost of revenue - digital	85,326	10,314	106,928	36,757
Direct operating expenses	31,912	30,020	104,909	119,412
Selling, general and administrative expenses	14,033	14,149	48,404	53,965
Corporate expenses	9,296	7,887	27,807	28,067
Depreciation and amortization	4,963	4,236	17,282	16,648
Change in fair value of contingent consideration	—	(4,102)	—	(6,478)
Impairment charge	200	654	40,035	32,097
Foreign currency (gain) loss	(1,725)	(223)	(1,052)	754
Other operating (gain) loss	(1,346)	(829)	(6,895)	(5,994)
	142,659	62,106	337,418	275,228
Operating income (loss)	29,024	8,732	6,608	(1,653)
Interest expense	(1,592)	(3,102)	(8,265)	(13,683)
Interest income	118	752	1,748	3,353
Dividend income	2	171	28	918
Gain (loss) on debt extinguishment	—	(255)	—	(255)
Income before income taxes	27,552	6,298	119	(11,320)
Income tax (expense) benefit	(4,701)	1,107	(1,506)	(8,158)

Income (loss) before equity in net income (loss) of nonconsolidated affiliate	22,851	7,405	(1,387)	(19,478)
Equity in net income (loss) of nonconsolidated affiliate	—	(45)	—	(234)
Net income (loss)	22,851	7,360	(1,387)	(19,712)
Net (income) loss attributable to redeemable noncontrolling interest	(2,523)	—	(2,523)	-
Net income (loss) attributable to common stockholders	$20,328	$7,360	$(3,910)	$(19,712)

Basic and diluted earnings per share:
Net income (loss) per share attributable to common stockholders, basic and diluted	$0.24	$0.09	$(0.05)	$(0.23)

Cash dividends declared per common share, basic and diluted	$0.03	$0.05	$0.13	$0.20

Weighted average common shares outstanding, basic	84,297,592	84,226,135	84,231,212	85,107,301
Weighted average common shares outstanding, diluted	85,985,630	85,449,374	84,231,212	85,107,301

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Cash Flows

(In thousands; unaudited)

	Three-Month Period		Twelve-Month Period
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$22,851	$7,360	$(1,387)	$(19,712)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,963	4,236	17,282	16,648
Impairment charge	200	654	40,035	32,097
Deferred income taxes	2,519	(1,630)	(6,225)	5,311
Non-cash interest	158	166	649	881
Amortization of syndication contracts	121	131	504	505
Payments on syndication contracts	(133)	(124)	(458)	(543)
Equity in net (income) loss of nonconsolidated affiliate	—	45	—	234
Non-cash stock-based compensation	2,717	1,923	5,125	4,377
(Gain) loss on disposal of property and equipment	36	—	(731)	158
(Gain) loss on debt extinguishment	—	255	—	255
Changes in assets and liabilities:
(Increase) decrease in trade receivables, net	(41,424)	(2,093)	(27,139)	8,610
(Increase) decrease in prepaid expenses and other current assets	6,110	2,946	12,823	2,102
Increase (decrease) in accounts payable, accrued expenses and other liabilities	39,614	(5,816)	22,971	(19,384)
Net cash provided by operating activities	37,732	8,053	63,449	31,539
Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	—	—	5,089	—
Purchases of property and equipment	(1,319)	(4,101)	(9,060)	(25,283)
Purchases of intangibles	—	(2,300)	(158)	(2,300)
Purchase of a businesses, net of cash acquired	(21,261)	—	(21,261)	—
Purchases of marketable securities	—	—	—	(1,400)
Proceeds from marketable securities	25,000	15,766	63,480	43,647
Purchases of investments	—	—	—	(300)
Deposits on acquisition	—	147	—	—
Net cash provided by (used in) investing activities	2,420	9,512	38,090	14,364
Cash flows from financing activities:
Tax payments related to shares withheld for share-based compensation plans	(1,411)	(915)	(1,426)	(1,688)
Payments on long-term debt	(750)	(25,750)	(3,000)	(28,000)
Dividends paid	(2,103)	(4,195)	(10,531)	(16,962)
Repurchase of Class A common stock	—	(2,208)	(525)	(12,565)
Payments of capitalized debt offering and issuance costs	—	—	—	(225)
Net cash used in financing activities	(4,264)	(33,068)	(15,482)	(59,440)
Effect of exchange rates on cash, cash equivalents and restricted cash	4	(79)	(3)	(71)
Net increase (decrease) in cash, cash equivalents and restricted cash	35,892	(15,582)	86,054	(13,608)
Cash, cash equivalents and restricted cash:
Beginning	84,019	49,439	33,857	47,465
Ending	$119,911	$33,857	$119,911	$33,857

Entravision Communications

Entravision Communications Corporation

Reconciliation of Consolidated Adjusted EBITDA to Cash Flows From Operating Activities

(In thousands; unaudited)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period		Twelve-Month Period
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Consolidated adjusted EBITDA (1)	$32,646	$11,056	$60,419	$41,209
EBITDA attributable to redeemable noncontrolling interest	3,436	—	3,436	—
Interest expense	(1,592)	(3,102)	(8,265)	(13,683)
Interest income	118	752	1,748	3,353
Gain (loss) on debt extinguishment	—	(255)	—	(255)
Income tax (expense) benefit	(4,701)	1,107	(1,506)	(8,158)
Amortization of syndication contracts	(121)	(131)	(504)	(505)
Payments on syndication contracts	133	124	458	543
Non-cash stock-based compensation included in direct operating
expenses	(865)	(408)	(1,247)	(732)
Non-cash stock-based compensation included in corporate expenses	(1,852)	(1,515)	(3,878)	(3,645)
Depreciation and amortization	(4,963)	(4,236)	(17,282)	(16,648)
Change in fair value of contingent consideration	—	4,102	—	6,478
Non-recurring severance charge	(536)	(435)	(1,654)	(2,250)
Dividend income	2	171	28	918
Other income (loss)	1,346	829	6,895	5,994
Impairment charge	(200)	(654)	(40,035)	(32,097)
Equity in net income (loss) of nonconsolidated affiliates	—	(45)	—	(234)
Net (income) loss attributable to redeemable noncontrolling interest	(2,523)	—	(2,523)	—
Net income (loss) attributable to common stockholders	20,328	7,360	(3,910)	(19,712)

Depreciation and amortization	4,963	4,236	17,282	16,648
Impairment charge	200	654	40,035	32,097
Deferred income taxes	2,519	(1,630)	(6,225)	5,311
Amortization of debt issuance costs	158	166	649	881
Amortization of syndication contracts	121	131	504	505
Payments on syndication contracts	(133)	(124)	(458)	(543)
Equity in net (income) loss of nonconsolidated affiliate	—	45	—	234
Non-cash stock-based compensation	2,717	1,923	5,125	4,377
(Gain) loss on disposal of property and equipment	36	—	(731)	158
(Gain) loss on debt extinguishment	—	255	—	255
Net (income) loss attributable to redeemable noncontrolling interest	2,523	—	2,523	—
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(41,424)	(2,093)	(27,139)	8,610
(Increase) decrease in prepaid expenses and other assets	6,110	2,946	12,823	2,102
Increase (decrease) in accounts payable, accrued expenses and other liabilities	39,614	(5,816)	22,971	(19,384)
Net cash provided by (used in ) operating activities	$37,732	$8,053	$63,449	$31,539

(1)	Consolidated adjusted EBITDA is defined on page 1.

Entravision Communications

Entravision Communications Corporation

Reconciliation of Free Cash Flow to Cash Flows From Operating Activities

(In thousands; unaudited)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period		Twelve-Month Period
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Consolidated adjusted EBITDA (1)	$32,646	$11,056	$60,419	$41,209
Net, cash interest expense (1)	(1,316)	(2,184)	(5,868)	(9,449)
Dividend income	2	171	28	918
Cash paid for income taxes	(2,182)	(523)	(7,731)	(2,847)
Capital expenditures (2)	(1,319)	(4,101)	(9,060)	(25,283)
FCC reimbursement	1,346	829	6,895	5,994
Non-recurring cash severance charge	(536)	(435)	(1,654)	(2,250)
Free cash flow (1)	28,641	4,813	43,029	8,292

Capital expenditures (2)	1,319	4,101	9,060	25,283
EBITDA attributable to redeemable noncontrolling interest	3,436	—	3,436	—
Change in fair value of contingent consideration	—	4,102	—	6,478
(Gain) loss on disposal of property and equipment	36	—	(731)	158
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(41,424)	(2,093)	(27,139)	8,610
(Increase) decrease in prepaid expenses and other assets	6,110	2,946	12,823	2,102
Increase (decrease) in accounts payable, accrued expenses and other liabilities	39,614	(5,816)	22,971	(19,384)
Cash Flows From Operating Activities	$37,732	$8,053	$63,449	$31,539

(1)	Consolidated adjusted EBITDA, net interest expense, and free cash flow are defined on page 1.
(2)	Capital expenditures are not part of the consolidated statement of operations.